Exhibit 10.29

SEPARATION AGREEMENT

and

GENERAL RELEASE AND WAIVER OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS (hereinafter “Agreement”) is entered into between Blair Westblom (hereinafter “Employee”) and The University of Phoenix, Inc. and its parent companies, affiliates, subsidiaries, owners, directors, trustees, officers, agents, employees and assigns (collectively referred to herein as the “University” and, together with Employee, the “Parties”).

1.
Employee’s employment with the University shall terminate on October 10, 2026 (the “Separation Date”). Upon Employee’s separation from the University, Employee shall be paid all earned but unpaid base salary through the Separation Date. The Separation Date shall be Employee’s last day as an employee of the University, and Employee will no longer perform any further job duties with the University or render services in any other capacity to the University. Accordingly, on the Separation Date, Employee shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) and any compensation payable to Employee pursuant to one or more non-qualified deferred compensation plans of the University shall be subject to Section 409A, and shall be paid at such time and in such form of payment as set forth in each applicable plan governing the payment of any such deferred amounts.

Employee acknowledges (a) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the University with the receipt of a final paycheck, except as provided in this Agreement or the Program; (b) Employee has reported to the University any and all work-related injuries incurred during employment; (c) the University properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) Employee has had the opportunity to provide the University with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the University or any other Released Parties (defined below); and (e) Employee does not have a pending claim against the University or any Released Party for sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the University’s internal complaint process.

2.
Employee hereby acknowledges and agrees that the severance benefits set forth in Attachment A to this Agreement are being provided pursuant to the Phoenix Education Partners, Inc. Senior Executive Severance Pay Plan (the “Severance Plan”) in exchange for the general release and other promises and covenants of Employee set forth in this Agreement and that in the absence of such release, promises and covenants, Employee would not otherwise be entitled to those severance benefits. Employee further acknowledges and agrees that the additional benefits set forth in Attachment A, other than the severance benefits, are also being provided in exchange for the general release and other promises and covenants of Employee set forth in this Agreement and that in the absence of such release, promises and covenants, Employee would not otherwise be entitled to those other benefits. Employee also acknowledges and agrees that Employee is not entitled to any other benefit under any other University benefit plan, policy, program or arrangement (whether written or oral).

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Accordingly, in consideration of the severance benefits and the other benefits that Employee will receive, as set forth in Attachment A, the sufficiency of which Employee hereby acknowledges, Employee hereby agrees to waive any and all potential claims against the University and/or any of its parent companies, affiliates, subsidiaries, owners, directors, trustees, officers, agents, employees, and assigns (“Released Parties”) arising out of any event occurring prior to the Effective Date (defined below) of this Agreement including, without limitation, any event associated with Employee’s employment by the University and Employee’s separation from that employment.

3.
This FULL RELEASE AND WAIVER OF CLAIMS (the “Release”) includes, without limitation, any claim arising under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1991, the Labor Management Relations Act, the Americans with Disabilities Act, as amended, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, and any other federal, state or local statute or common law cause of action including, without limitation, claims for breach of contract, compensation or wages, wrongful discharge, retaliation, tort, violation of public policy, infliction of emotional distress, personal injury or any claim for attorneys’ fees and/or costs. This Release also includes, without limitation, any claim arising under any employee compensation or benefit plan, policy, program or arrangement (whether written or oral) including, but not limited to the Program or the Severance Plan, subject to the following exceptions.

The following claims are specifically and expressly excluded from the foregoing Release: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation; (iii) claims for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA); (iv) claims with respect to vested benefits under a retirement plan governed by ERISA; (v) Employee’s rights to enforce this Agreement in accordance with its terms; (vi) claims that may arise after Employee signs this Agreement; (vii) claims for reimbursement of expenses under the University’s expense reimbursement policies; and (viii) any claim that by law cannot be released or waived.

4.
This Release does not prohibit Employee from communicating with, filing a charge with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in any investigation or proceeding by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), law enforcement, or another similar federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration. Except as provided in Section 20 below, Employee understands, however, that this Release precludes Employee from recovering any monetary relief as a result of any charge, complaint, lawsuit, or other proceeding brought by Employee or by anyone else on Employee’s behalf, arising out of or related to Employee’s employment with the University and separation from that employment, except for any right Employee may have to receive a payment or award from a government agency (and not the University) for information provided to the government agency or otherwise where prohibited.
5.
Employee understands and affirms that this FULL RELEASE AND WAIVER OF CLAIMS applies to any claims that may arise under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release contained in this Agreement is in addition to anything of value to which Employee was already entitled. The University hereby advises Employee to consult with an attorney and discuss this Agreement and the Release set forth herein prior to executing this Agreement. Employee further

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acknowledges that Employee has been advised by this writing, as required by the Older Workers Benefit Protection Act (“OWBPA”), that this waiver and release do not apply to any rights or claims that may arise after the Effective Date (defined below) of this Agreement.
6.
Pursuant to the OWBPA, Employee understands and affirms that, by signing this Agreement, Employee has been given twenty-one (21)-calendar days within which to consider this Agreement and the Release set forth herein (“Consideration Period”). Should Employee decide not to use the full Consideration Period, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire Consideration Period to consult an attorney and/or consider this Agreement and Release. Employee further understands that Employee may revoke this Agreement at any time within seven (7) calendar days following Employee’s execution of the Agreement. Written revocation is to be provided within the seven (7) calendar day revocation period to Phoenix Education Partners, Inc., Attn: Chief Human Resources Officer, 4035 South Riverpoint Parkway, Phoenix, Arizona 85040. This Agreement shall not become binding and enforceable until the seven (7) calendar day revocation period has expired (“Effective Date”). Employee agrees with the University that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
7.
Employee may not sign this Agreement prior to Employee’s Separation Date. Additionally, in order for this Agreement to become effective and for Employee to become entitled to receive any pay or benefits pursuant to the Program, Employee must sign and return this Agreement to the University not later than twenty-one (21) calendar days following receipt of the Agreement and not revoke it.
8.
Except as provided in Section 20 below, Employee agrees to comply with Employee’s obligations not to use or disclose the Trade Secrets and Proprietary Information of the University as set forth below:
a.
“Trade Secrets” shall be defined as information belonging to the University or licensed by it, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use; and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent applicable state law provides greater protection, “Trade Secrets” shall incorporate applicable state law.
b.
“Proprietary Information” shall be defined as any confidential or proprietary information that was or will be developed, created, or discovered by or on behalf of the University, or which became or will become known by, or was or is conveyed to the University. Proprietary Information shall not include general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. The University’s private disclosure of Proprietary Information to parties the University is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. “Proprietary Information” includes information concerning the organization, business and finances of the University or of any third party which the University is under an obligation to keep confidential or that is maintained by the University as confidential, including (without limitation):
(i)
the University’s Lead List which is comprised of prospective students;

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(ii)
data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;
(iii)
information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof;
(iv)
the management process, training materials, scripts, programs and preferred responses to questions from current, former or prospective students pertaining to features and benefits of the University’s educational courses, offerings, and programs provided to enrollment counselors, academic counselors and finance counselors;
(v)
the certification training materials and processes for the certification of the University’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
(vi)
the information and data contained in the University’s enrollment data system, including all monthly enrollment reports;
(vii)
all business models and financial information, data and materials of the University not otherwise available to the general public through the University’s Annual Report or otherwise;
(viii)
all market research or works for hire materials, including, but not limited to, industry data, demographics, University profiles and/or specific consumer behavior information;
(ix)
all monthly financial, statistical and operational information and reports, and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease, which are not available to the general public;
(x)
all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors or the Board of Trustees;
(xi)
all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS)), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;
(xii)
other employees’ compensation information and performance records;
(xiii)
information provided to the University from a third party under a non-disclosure agreement; and
(xiv)
the “Personally Identifiable Information” and other student information records protected by the Family Educational Rights and Privacy Act of 1974, as amended, that is known or accessible as a result of employment with the University. “Personally Identifiable

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Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.
c.
Except as provided in Section 20 below, Employee will treat as confidential and will not, without the prior written approval of the University, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any information which constitutes Proprietary Information provided to the University from a third party under a non-disclosure agreement or Trade Secrets of the University, whether or not the Trade Secrets are in written or tangible form. Proprietary Information provided to the University from a third party under a non-disclosure agreement shall remain protected for as long as allowed under the laws and/or separate agreements that make it confidential.
d.
Except as provided in Section 8(c), above, and Section 20, below, Employee will treat as confidential and will not, without the prior written approval of the University, use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Proprietary Information for three (3) years following the Separation Date, whether or not the Proprietary Information is in written or other tangible form.
e.
Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act (“DTSA”), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
f.
Proprietary information and trade secrets protected in this Agreement or any other agreement or release that the University has presented Employee are hereby amended to exclude information protected under Section 20(iv) below (“Excluded Information”), and the University will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information.
9.
Subject to the state-specific modifications attached hereto, for a period of one (1) year following the Separation Date, Employee agrees that Employee will not, either directly or through others, solicit, attempt to solicit, or assist in the solicitation of any employee, independent contractor, or consultant of the University for whom Employee had managerial responsibility, to whom Employee reported, with whom Employee participated on University teams or learned Proprietary Information about during the Look Back Period, to terminate their relationship with the University. “Look Back Period” means (i) the last two (2) years of Employee’s employment at the University, or such shorter time as Employee was employed, or if that is not enforceable, then (ii) the last one (1) year of Employee’s employment at the University.

This non-solicitation restriction is understood to be reasonably limited by geography to those locations and/or places of business where the employees, independent contractors, and consultants are located and available for solicitation. However, if this restriction requires a different form of geographic

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limitation under applicable law to be enforceable, then it shall be deemed limited to the “Territory”. For purposes of this Agreement, “Territory” means, as of the Separation Date, the county where Employee resides, the contiguous counties, and either: (i) the geographic territory(ies) assigned to Employee during the Look Back Period (using counties, states, or other recognized boundaries used by the University in the ordinary course of its business); or (ii) if Employee has no such geographic assignment or Employee is in a position within the management of the University that has University-wide responsibility without geographic limitations, then each county and state where the University conducted business during the Look Back Period that Employee has involvement with or access to Proprietary Information or Trade Secrets about, so long as the University continues to pursue business in that territory. References to a county or state include their equivalents.

10.
Employee further covenants and agrees not to disclose the economic terms of this Agreement to anyone, other than to Employee’s spouse, attorneys, or financial advisors. Employee also may make such disclosures as are affirmatively compelled by law or by legitimate law enforcement or compliance mandates or as indicated in Section 20 below.
11.
The provisions of this Agreement are severable, and if any provision of this Agreement other than the Release is held by a court of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever. Moreover, a court or arbitrator shall have the power to interpret and reform the unenforceable provision so as to comply with legal requirements and the intent of the Parties.
12.
Employee is and shall be solely responsible for any federal, state, and local taxes that may be owed by Employee by virtue of the receipt of any portion of the monetary payment and other benefits, if any, provided under this Agreement. Employee agrees to indemnify and hold the University harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the monetary consideration made to Employee under this Agreement.
13.
Except as provided in Sections 4 and 20, Employee agrees not to directly or indirectly disparage, defame or in any way detrimentally comment about the University, including, without limitation, about its products, business affairs or officers, directors, trustees, or employees. Employee acknowledges and agrees that any of the benefits payable to Employee under this Agreement may, without prior notice, terminate immediately upon Employee’s failure to abide by the terms of this Agreement. The University agrees that except as otherwise required by law or business necessity, the University’s Senior Vice Presidents and above, officers, directors, and trustees will not directly or indirectly disparage, defame or in any way detrimentally comment about the Employee. The University will instruct its current executives at the Senior Vice President level and above, Board of Trustees, and Board of Directors about its obligations under this paragraph.
14.
Except as provided in Section 20 below, Employee also agrees that if any claim is asserted by or against the University as to which Employee has relevant knowledge, Employee will reasonably cooperate with the University in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the University. The University shall reimburse Employee for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, if independent counsel is reasonably necessary) incurred by Employee in connection with such cooperation, and shall use reasonable efforts to schedule any requested cooperation so as not to unreasonably interfere with Employee’s subsequent employment or personal commitments.

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15.
Within seven (7) days of the Separation Date, Employee shall return to the University all University property in Employee’s possession or control including, but not limited to, identification badges, business cards, credit cards, telephone cards, computers, iPads, tablets, cell phones, BlackBerrys, pagers and all University documents and materials, which includes, without limitation, papers, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten, handwritten or electronic documents, files or records, sample products, prototypes and models and any information recorded in any other form whatsoever, including copies of any of the foregoing.
16.
The University shall continue to indemnify Employee to the fullest extent permitted under the University’s organizational documents and applicable law, with respect to Employee’s acts and omissions in Employee’s capacity as an officer of the University, in each case on terms no less favorable than those applicable to the University’s other current and former officers.
17.
The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Arizona, unless Employee worked for the University in a state that requires this Agreement to be governed by the law of the state within which Employee resided or worked, in which event the laws of that state shall govern.
18.
This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter covered by this Agreement, and supersedes any and all understandings and agreements made prior hereto with respect thereto, if any, with the exception of Employee’s Arbitration Agreement included in the University’s Dispute Resolution Policy, Employee’s Proprietary Information and Intellectual Property Agreement, the University’s bonus plan and the Adoption Agreement, any applicable University of Phoenix, Inc. Restricted Stock Unit Grant Certificate(s) and the Adoption Agreement, any applicable Phoenix Education Partners, Inc. Restricted Stock Unit Grant Certificate(s) and the Adoption Agreement, and the Cash Retention Agreement between Employee and the University effective August 28, 2025 (“Cash Retention Agreement”). The University acknowledges and agrees that Employee’s separation from the University does not trigger any clawback requirements per Section 2(b) of the Cash Retention Agreement. Nothing in this Agreement is intended to change the terms of the University’s Directors and Officers insurance coverage as it relates to Employee’s acts or omissions undertaken in the course and scope of Employee’s employment with the University. Employee acknowledges that Employee remains bound by Employee’s obligations under the Phoenix Education Partners, Inc. Securities Trading Policy dated July 9, 2026 (the “University’s Securities Policy”). There are no collateral understandings, representations, or agreements with respect to the subject matter covered by this Agreement other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the Parties. It is understood and agreed that the offering of this Agreement by the University is not to be construed as an admission of any liability on its part to Employee, other than to comply with the terms of this Agreement.
19.
The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
20.
Nothing in this Agreement including but not limited to the acknowledgements, release and waiver of claims, trade secrets and proprietary information, confidentiality of the Agreement, non-disparagement, cooperation and return of property provisions (i) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes, or any other unlawful or unsafe University conduct or practices, (ii) limits or affects Employee’s right to challenge the validity

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of this Agreement under the ADEA or the OWBPA, (iii) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from reporting possible violations of federal law or regulation to or participating in an investigation or proceeding conducted by the EEOC, NLRB, the SEC, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration, (iv) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the University as part of the employee’s job duties, or (v) limits Employee from providing information or disclosures required by law or legal process; provided that Employee shall give written notice to the University within five (5) days of Employee’s receipt of any request for information or disclosure, so as to allow the University the opportunity to seek a protective order or pursue any other legal process as to such matter. However, by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the University) for or in connection with information provided to the government agency or otherwise where prohibited.
21.
Employee has read and understands the contents of this Agreement and affirms that no representations other than those contained herein have been made to induce or influence Employee’s execution of the Agreement, and that Employee executes this Agreement knowingly and voluntarily and upon independent advice of Employee’s own choosing.

/s/ Blair Westblom
Blair Westblom	ID #129714	Date

APPROVED AND ACCEPTED:
THE UNIVERSITY OF PHOENIX, INC.

By:	/s/ Cheryl Naumann
	Cheryl Naumann	Date
Chief Human Resources Officer
The University of Phoenix, Inc.

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Exhibit 10.29

ATTACHMENT A

In exchange for executing the attached Separation Agreement and General Release and Waiver of Claims and not revoking such Separation Agreement and General Release and Waiver of Claims during the applicable seven (7)-day revocation period so that such agreement and release become effective and enforceable, Employee understands that Employee will receive the following separation benefits:

A. PROGRAM BENEFITS

1. Severance Pay. Subject to the terms and conditions of the applicable policies, severance pay in the gross amount of (i) Six Hundred Fifty-Three Thousand Eight Hundred Forty-Six Dollars ($653,846), the equivalent of one year and 16 weeks of base salary and (ii) Four Hundred Fifty Thousand Dollars ($450,000), the equivalent of Employee’s target bonus for fiscal year 2027 (collectively, “Severance Pay”).

Such payment shall be made to Employee within thirty (30) days following the date upon which the attached Separation Agreement and General Release and Waiver of Claims, and this Attachment A, become binding and enforceable; provided, however, that if the maximum applicable review/delivery/return and revocation periods for the attached Separation Agreement and General Release and Waiver of Claims span two taxable years, payment shall be made during the portion of that period that occurs in the second taxable year; provided further, however, in no event shall payment be made later than the fifteenth (15th) day of the third (3rd) calendar month following Employee’s termination of employment. Notwithstanding the foregoing, if Employee is re-employed by the University prior to the date the Employee ceases to be eligible for any further Severance Pay, Employee shall receive no further Severance Pay in connection with the most recent separation from service. If the University undergoes a change of control, sale of all or substantially all of its assets, or becomes subject to an insolvency, receivership, or bankruptcy proceeding prior to payment of the Severance Pay, the University’s obligation to pay the Severance Pay in full when due shall survive and bind any successor or assign, and the University shall use commercially reasonable efforts to ensure that provision for payment of the Severance Pay is made in connection with any such transaction or proceeding.

2. Fiscal Year 2026 Annual Bonus. Employee shall be eligible to receive Employee’s annual bonus for fiscal year 2026 based on the percentage authorized by the Board of Trustees’ Compensation Committee, payable at the same time and at same level annual bonuses are paid to similarly situated employees.

3. COBRA Payment and Additional Cash Consideration. Employee shall receive a lump sum cash payment in the aggregate amount of Thirty-Three Thousand Three Hundred Fifty-Eight Dollars ($33,358), subject to the University’s collection of all applicable withholding taxes. Such lump sum payment, less applicable withholding taxes, shall be made to Employee together with the payment of severance hereunder subject to the attached Separation Agreement and General Release and Waiver of Claims, and this Attachment A, becoming binding and enforceable.

4. Outplacement Services. Employee shall be eligible to receive Outplacement Services for a period of 12 months following the Separation Date.

5. Equity Vesting. Restricted stock units (RSUs as defined in the Phoenix Education Partners, Inc. 2025 Omnibus Incentive Plan) which would have vested after Employee’s Separation Date and on or prior to July 8, 2027 if Employee had remained employed by the University through July 8, 2027, shall vest and be settled, pursuant to their terms, no later than five days after the Separation

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Date to allow time for administrative processing (or, if later, five days after the expiration of the 7-day revocation period applicable to Employee’s execution and delivery of the Separation Agreement and General Release and Waiver of Claims). In addition, a portion of certain Performance Stock Units (PSU as defined in the Phoenix Education Partners, Inc. 2025 Omnibus Incentive Plan) held by Employee shall not terminate and shall remain outstanding and eligible to be earned based on the actual performance achieved for the performance period; provided, that the amount so earned shall then be prorated by multiplying the number of such earned PSUs by a fraction, the numerator of which is the number of days from the date of grant to July 8, 2027, and the denominator of which is the number of days in the performance period.

6. Change in Control Option Vesting. For the avoidance of doubt, the Parties agree and acknowledge that the tranche of Employee's outstanding stock options subject to vesting upon the twelve-month anniversary of the consummation of the Company's initial public offering shall vest on October 10, 2026, the Separation Date, in accordance with the applicable equity award terms. Such options shall thereafter be treated as Vested Options for purposes of Sections 6 and 7 of this Attachment A.

7. Net Settlement Treatment. The University hereby agrees to net settlement treatment of all vested options to purchase common stock of the Company held by Employee (“Vested Options”) within five (5) business days of Employee’s post-separation request for same. Employee acknowledges and agrees that, following the Separation Date, Employee will continue to be subject to the provisions of the University’s Securities Policy applicable to former employees, including the prohibition on trading in the Company’s securities while in possession of material nonpublic information.

8. Post-Termination Option Exercise Period. Notwithstanding the terms of any equity incentive plan, grant notice or agreement governing any vested options to purchase common stock of the Company then held by Employee (“Vested Options”), the period during which Employee may exercise such Vested Options will be extended through the earlier of (i) 18 months following the Separation Date and (ii) the applicable expiration date of the original term of such Vested Options.

9. Internal Announcement. Employee and University agree to an announcement to the University regarding Employee’s separation in the form attached as Exhibit “1.”

/s/ Blair Westblom
Blair Westblom	ID #129714	Date

APPROVED AND ACCEPTED:
THE UNIVERSITY OF PHOENIX, INC.

By:	/s/ Cheryl Naumann
	Cheryl Naumann	Date
Chief Human Resources Officer
The University of Phoenix, Inc.

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Exhibit “1”

University Internal Announcement Regarding Employee’s Departure

Dear Team,

I am writing to share that Blair Westblom will be stepping down from her role as Chief Financial Officer as of October 10, 2026. She has shared that she intends to focus on personal endeavors and her next professional chapter.

During her tenure, Blair has played a key role in several meaningful milestones in our institution’s recent history. She supported the University’s transition to private ownership, helped evaluate strategic alternatives to advance its long-term future and mission, and played a leadership role in guiding the University through its successful return to the public markets with an IPO in October 2025.

Throughout these changes, Blair ensured that the financial strategy and stewardship of the university continued to align with its mission. Her leadership helped maintain the University’s financial foundation, fostered a data-driven culture, and focused resources on student outcomes and the University’s digital transformation. We are grateful for Blair’s dedication, financial stewardship, and the strong finance team she leaves behind.

Effective October 10, 2026, Michael Cochran will serve as interim CFO while we conduct a comprehensive search for a successor. Michael has served as the Company’s Senior Vice President of Corporate Development since April 2026. Prior to this role, Michael spent nearly five years at Morgan Stanley, where he served as Executive Director from 2023 to 2026 and Vice President from 2021 to 2023. Through his work at Morgan Stanley as the lead banker to the University in connection with our IPO, Michael developed a deep familiarity with our company’s business and strategic priorities. Before this, he worked at Barclays Investment Bank as Vice President from 2020 to 2021 and as Associate in the Communications & Media Group from 2016 to 2020. Earlier in his career, Michael was Vice President, Corporate Strategy and Integration Management at Bank of Tokyo-Mitsubishi UFJ and Assistant Vice President, Corporate Strategy & Development at Union Bank. Michael holds an M.B.A. in Finance from Columbia Business School and a B.S. in Strategic Management from the Marshall School of Business, University of Southern California.

Please join me in thanking Blair for the impact she has made on our community and wishing her the very best in her next chapter.

Chris Lynne

President, The University of Phoenix
CEO & President, Phoenix Education Partners, Inc.

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